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                                                                    EXHIBIT 23.1


                        CONSENT OF INDEPENDENT AUDITORS


          We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 33-00000) and related Prospectus of International Lease Finance Corporation for the registration of 1,000 shares of its Market Auction Preferred Stock and to the incorporation by reference therein of our report dated February 23, 1994, with respect to the consolidated financial statements and schedules of International Lease Finance Corporation and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 1993, filed with the Securities and Exchange Commission.


                                         ERNST & YOUNG LLP


Century City,
Los Angeles, California
October 27, 1994